Exhibit 99.1


                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
         SAFE HARBOR COMPLIANCE STATEMENT FOR FORWARD-LOOKING STATEMENTS

     In passing the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), Congress encouraged public companies to make "forward-looking statements" by creating a safe-harbor to protect companies from securities law liability in connection with forward-looking statements. Meritage intends to qualify both its written and oral forward-looking statements for protection under the PSLRA.

     The words "believe," "expect," "anticipate," and "project" and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1993, as amended, and
Section 21E of the Securities Exchange Act of 1934. Such statements may include, but are not limited to, projections of revenues, income or loss, capital expenditures, plans for future operations, financing needs or plans and liquidity, the impact of inflation, the impact of changes in interest rates, plans relating to our products or services, acquisitions, and new or planned development projects, as well as assumptions relating to the foregoing.

     Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements, and that could affect the Company's business generally, include, but are not limited to, the following: (i) changes in national and local economic and other conditions, such as employment levels, availability of mortgage financing, interest rates, consumer confidence, and housing demand; (ii) risks inherent in homebuilding activities, including delays in construction schedules, cost overruns, changes in government regulation, increases in real estate taxes and other local fees;
(iii) changes in costs or availability of land, materials, and labor; (iv) fluctuations in real estate values; (v) the timing of home closings and land sales; (vi) Meritage's ability to continue to acquire additional land or options to acquire additional land on acceptable terms; (vii) a relative lack of geographic diversification of Meritage's operations, especially when real estate analysts are predicting that new home sales in certain markets may slow during 2001; (viii) Meritage's inability to obtain sufficient capital on terms acceptable to Meritage to fund its planned capital and other expenditures; (ix) changes in local, state and federal rules and regulations governing real estate development and homebuilding activities and environmental matters, including "no growth" or "slow growth" initiatives, building permit allocation ordinances and building moratoriums; (x) expansion by Meritage into new geographic or product markets in which Meritage has little or no operating experience; (xi) the inability of Meritage to identify acquisition candidates that will result in successful combinations; (xii) the failure of Meritage to make acquisitions on terms acceptable to Meritage, or to successfully integrate acquired operations, into Meritage; and (xiii) the loss of key employees of the Company, including Steven J. Hilton and John R. Landon.

     Forward-looking statements express expectations of future events. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to these inherent uncertainties, the investment community is urged not to place undue reliance on forward-looking statements. In addition, Meritage undertakes no obligations to update or revise forward-looking statements to reflect changed assumptions, the occurrence of anticipated events or changes to projections over time.